Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements Form S-3 No. 333-52820 dated December 27, 2000, Form S-8 No. 333-40674 dated June 30, 2000, and Form S-8 No. 333-92607 dated December 10, 1999, of Online Resources Corporation and in the related Prospectuses of our report dated February 11, 2003, except for Note 15, as to which the date is February 26, 2003 and Note 16, as to which the date is June 27, 2003, with respect to the financial statements of Online Resources Corporation included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

McLean, Virginia
June 26, 2003